Exhibit 2.2

ASSET PURCHASE AGREEMENT

by and between

RESHAPE LIFESCIENCES INC.

and

NINJOUR HEALTH INTERNATIONAL LIMITED

____________________________

Dated as of July 8, 2024

____________________________

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT is entered into as of July 8, 2024, by and between ReShape Lifesciences Inc., a Delaware corporation (the “ReShape”), and Ninjour Health International Limited, a private limited company incorporated under the laws of United Kingdom (“Buyer”).  Certain capitalized terms used in this Agreement are defined in Exhibit A.  ReShape and Buyer are referred to in this Agreement collectively as the “Parties,” and individually as a “Party.”

WHEREAS, ReShape and Buyer wish to provide for the sale of the Purchased Assets from ReShape to Buyer on the terms set forth in this Agreement;

WHEREAS, this Agreement has been approved by the respective boards of directors of Buyer and ReShape.

NOW, THEREFORE, in consideration of the premises and mutual covenants, agreements and provisions herein contained, the Parties agree as follows:

1.	PURCHASE AND SALE OF PURCHASED ASSETS.

1.1Purchased Assets.  On the date of Closing, ReShape shall (and shall cause each ReShape Affiliate to) sell, assign, transfer, convey and deliver to Buyer, good and valid title to the Purchased Assets, free of any Encumbrances, on the terms and subject to the conditions set forth in this Agreement.  For purposes of this Agreement, “Purchased Assets” shall mean and include all of the properties, assets, goodwill, rights, title, interests, other assets of every kind, nature and description, real, personal or mixed, and tangible and intangible assets (wherever located and whether or not required to be reflected on a balance sheet prepared in accordance with GAAP) of ReShape and each of its Affiliates used primarily in the ReShape Business including, without limitation:

(a)all ReShape Inventory, a listing as on the date of execution of this Agreement is set forth in Schedule 1.1(a), which will be updated within five (5) Business Days of the Closing;

(b)all tangible property, including raw materials (to the extent not expired), works-in-progress, equipment, prototypes, tools, supplies, furniture, fixtures, improvements and other tangible assets, used primarily in the ReShape Business (collectively, the “ReShape Equipment”);

(c)the ReShape Intellectual Property;

(d)all Contracts, including those listed in Schedule 1.1(d), and all rights related thereto (the “ReShape Business Contracts”), pursuant to the Assignment and Assumption Agreement attached hereto as Exhibit E and incorporated herein by reference;

(e)the ReShape Regulatory Information;

(f)the Governmental Authorizations set forth in Schedule 1.1(f) (the “ReShape Governmental Authorizations”);

(g)the following records and files primarily relating to the Purchased Assets or the Assumed Liabilities and in the possession of ReShape or any of its Affiliates (but excluding records or files that cannot be reasonably separated from Excluded Assets or redacted to include only books and records primarily relating to the Purchased Assets or the Assumed Liabilities): (i) vendor lists, (ii) customer lists, (iii) a list of the distributors for the ReShape Products, (iv) pricing lists for the ReShape Products, (v) market research reports, marketing plans and other marketing-related information and materials, (vi) advertising, marketing, sales and promotional materials, (vii) quality control information and materials, and (viii) other business records relating primarily to the Purchased Assets or the Assumed Liabilities, to the extent that such other business records are able to be transferred under applicable Law (the foregoing records and documents, (i)–(viii), collectively the “ReShape Books and Records”); provided, however, that ReShape may retain copies of all ReShape Books and Records; and

(h)all ReShape Accounts Receivable.

1.2Excluded Assets.  Notwithstanding anything to the contrary contained in Section 1.1 or elsewhere in this Agreement, the following (collectively, the “Excluded Assets”) shall not be part of the sale and purchase contemplated hereunder, and are excluded from the Purchased Assets, and shall remain the property of ReShape after the Closing:

(a)any Tax Returns and Tax records of ReShape, and all Tax assets of ReShape and its Affiliates, including all losses, loss carryforwards and rights to receive refunds, credits, advance payments, and loss carryforwards to the extent attributable to Taxes of ReShape that constitute Excluded Liabilities;

(b)insurance policies and Claims thereunder, in each case, relating to the ReShape Business prior to Closing;

(c)all cash and cash equivalents of ReShape or any of its Affiliates;

(d)all real property owned by ReShape or any of its Affiliates;

(e)all minute books and corporate seals, stock books, Tax Returns and similar records of ReShape or any of its Affiliates other than the ReShape Books and Records;

(f)all claims and counterclaims relating to any Excluded Liabilities or Excluded Assets; and

(g)all claims, remedies and/or rights of ReShape under the terms of this Agreement or any Transactional Agreement.

1.3Assumed Liabilities.  Subject to Section 1.4, Buyer shall assume, effective as of the Closing (a) all ReShape Accounts Payable that remain unpaid as of the Closing Date; (b) all current liabilities, including accrued expenses, of the ReShape Business; (c) the obligations of ReShape or any of its Affiliates under the ReShape Business Contracts; (d) any and all products liability Claims that arose out of, relates to or results from any ReShape Product sold prior to the Closing; and (e) all other Liabilities arising out of or relating to Buyer’s ownership or operation of the Purchased Assets on or after the Closing (collectively, the “Assumed Liabilities”).

1.4Excluded Liabilities.  Except for the Assumed Liabilities, Buyer shall not assume, and shall have no liability for, any Liabilities of ReShape or any ReShape Affiliate of any kind, character or description, it being understood that Buyer is expressly disclaiming any express or implied assumption of any Liabilities other than the Assumed Liabilities including, without limitation all Liabilities arising out of, resulting from or relating to (collectively, the “Excluded Liabilities”):

(a)any of the Excluded Assets;

(b)Taxes (other than Transfer Taxes, which shall be governed solely by Section 1.8) (i) in respect of or imposed upon ReShape or any of its Affiliates for any taxable period, or (ii) imposed with respect to the Purchased Assets or the ReShape Business for any taxable period (or portion thereof) ending on or prior to the Closing Date; and

(c)any current or former employee or contractor of ReShape, or any of its Affiliates, including any Liabilities associated with any claims for wages or other benefits, bonuses, accrued vacation, workers' compensation, severance, retention, termination or other payments.

1.5Purchase Price; Payment of Purchase Price.  As consideration for the sale, transfer, conveyance, assignment and delivery to Buyer of the Purchased Assets, on the date of Closing, Buyer shall (a) pay ReShape, by wire transfer of immediately available funds to the account designated by ReShape, an aggregate amount in cash equal to US$5,164,000 (subject to adjustment as set forth in Section 1.11) and (b) assume the Assumed Liabilities.

1.6Allocation of Purchase Price.  After the execution of this Agreement but before the Closing Date, ReShape shall deliver to the Buyer a draft allocation of the purchase price as determined for U.S. federal income Tax purposes (including the Assumed Liabilities and any other relevant items) among the Purchased Assets (the “Purchase Price Allocation”), determined after consultation with an independent accounting firm of national reputation in the U.S. that is mutually acceptable to Buyer and ReShape. Except as otherwise required pursuant to a “determination” under Section 1313 of the Code (or any comparable provision of state or local Law), neither Buyer nor ReShape shall take, nor permit their Affiliates to take, any Tax position which is inconsistent with the Purchase Price Allocation, and each party will file its Tax Returns (including IRS Form 8594) consistently with the Purchase Price Allocation.  Each party shall notify the other parties if it receives notice that any Governmental Body proposes any allocation different than the Purchase Price Allocation.

1.7Insurance. ReShape will use commercially reasonable efforts prior to the Closing to ensure that the Purchased Assets are covered by valid insurance policies and such insurance policies are continuing for a period of at least 6 months after the Closing Date. Further, ReShape shall ensure that it provides all cooperation the Buyer may require in terms of documents relating to existing insurance policies, in the event the Buyer purchases new insurance policies for the Purchased Assets. The costs of any such insurance policies attributable to periods after the Closing will be Buyer’s responsibility.

1.8Closing.

(a)Unless otherwise designated by the Parties, the closing of the transactions contemplated under this Agreement (the “Closing”), including the purchase and sale of the Purchased Assets, shall take place remotely via the electronic exchange of documents no later than the third (3rd) Business Day following the satisfaction and/or waiver of all conditions to the Closing set forth in Sections 5 and Section 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction and/or waiver of such conditions) and, in any event, immediately prior to the closing of the transactions contemplated by the Merger Agreement.  Each Party will exchange (or cause to be exchanged) at the Closing the agreements, instruments, certificates and other documents, and do, or cause to be done, all of the things respectively required of such Party as specified in this Section 1.7. For purposes of this Agreement, the “Closing Date” shall mean the time and date as of which the Closing actually takes place.

(b)On the day of the Closing:

(i)ReShape shall execute and deliver to Buyer a Bill of Sale in substantially the form attached hereto as Exhibit B (the “Bill of Sale”);

(ii)ReShape shall execute and deliver to Buyer the Patent Assignment, in the form attached hereto as Exhibit C (the “Patent Assignment”);

(iii)ReShape shall execute and deliver to Buyer the Trademark Assignment, in the form attached hereto as Exhibit D (the “Trademark Assignment”);

(iv)Buyer shall execute and deliver to ReShape the Assignment and Assumption Agreement for the Assumed Liabilities and Assigned Contracts, in the form attached hereto as Exhibit E (the “Assignment and Assumption Agreement”);

(v)ReShape shall execute and deliver to Buyer an officer’s certificate (the “ReShape Closing Certificate”), dated as of the Closing Date, stating that the preconditions specified in Sections 6.1 and 6.2(b) have been satisfied as of such date; and

(vi)ReShape shall deliver to Buyer a properly executed certificate certifying ReShape is not a foreign person for purposes of Code Section 1445, in a form and manner reasonably satisfactory to the other (the “FIRPTA Certificate”).

1.9Sales Taxes. Buyer will be responsible for and will pay, when due, all Transfer Taxes payable in connection with the purchase and sale of the Purchased Assets.  The parties will cooperate, to the extent reasonably requested and as permitted by applicable Law, in minimizing any such Transfer Taxes.  The party required by applicable Law to file a Tax Return or other documentation with respect to any such Transfer Taxes will do so within the time period prescribed by applicable Law, and the other party agrees (a) to cooperate with the filing party in the filing of any such Tax Returns with respect to Transfer Taxes, including promptly supplying any information in its possession that is reasonably necessary to complete such Tax Returns, and (a) if the other party is responsible for the payment of Transfer Taxes under this Section 1.8, shall pay to the filing party such Transfer Taxes shown as due on such Tax Returns no later than five (5) business days prior to the due date of such Tax Returns, and shall reimburse the filing party for any reasonable out-of-pocket costs and expenses incurred by the filing party in preparing such Tax Returns.

1.10Certain Costs.

(a)All costs and fees associated with transferring to Buyer or one of its Affiliates the Intellectual Property and/or Governmental Authorizations for the Purchased Assets conveyed to Buyer hereunder shall be borne and paid solely by Buyer when due; provided, however, that if any such amount shall be incurred by ReShape, Buyer shall, subject to receipt of satisfactory evidence of ReShape’s payment thereof, promptly reimburse ReShape for its reasonable out-of-pocket costs.

(b)All costs and expenses associated with removing and moving any Purchased Asset to a location designated by Buyer shall be borne and paid solely by Buyer when due; provided, however, that if any such amount shall be incurred by ReShape, Buyer shall, subject to receipt of satisfactory evidence of ReShape’s payment thereof, promptly reimburse ReShape for its out-of-pocket costs.

1.11Purchase Price Adjustment.

(a)Five (5) days prior to the ReShape Stockholders’ Meeting, ReShape shall prepare and deliver to Buyer (i) a statement setting forth its calculation of the Accounts Receivable and Accounts

Payable as of such date (the “Closing Statement”), and (ii) a certificate of the Chief Executive Officer or Chief Financial Officer of ReShape certifying that the Closing Statement was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of ReShape’s financial statements as of March 31, 2024. The “Purchase Price Adjustment” shall be an amount equal to (1) the Accounts Receivable minus the Accounts Payable set forth in the Closing Statement minus (2) $252,000, which is equal to the Accounts Receivable minus the Accounts Payable as of March 31, 2024. The purchase price to be paid at Closing set forth in Section 1.5(a) shall be increased on a dollar-for-dollar basis if the Purchase Price Adjustment is a positive number and shall be decreased on a dollar-for-dollar basis if the Purchase Price Adjustment is a negative number.

(b)After receipt of the Closing Statement, Buyer shall be permitted to review the Closing Statement and shall have access to the relevant books and records of ReShape and the personnel of, and work papers prepared by, ReShape to the extent that they relate to the Closing Statement and to such historical financial information relating to the Closing Statement as Buyer may reasonably request for the purpose of reviewing the Closing Statement, provided that such access shall be in a manner that does not interfere with the normal business operations of ReShape. Prior to the Closing Date, Buyer may object to the Closing Statement by delivering to ReShape a written statement setting forth Buyer’s objections in reasonable detail, indicating each disputed item or amount and the basis for Buyer’s disagreement therewith (the “Statement of Objections”). If Buyer fails to deliver the Statement of Objections within five (5) days after receipt of the Closing Statement, the Closing Statement and the Purchase Price Adjustment, as the case may be, reflected in the Closing Statement shall be deemed to have been accepted by Buyer. If Buyer timely delivers the Statement of Objections, Buyer and ReShape shall negotiate in good faith to resolve such objections and the Purchase Price Adjustment and the Closing Statement with such changes as may have been previously agreed in writing by Buyer and ReShape shall be final and binding.

2.	REPRESENTATIONS AND WARRANTIES OF RESHAPE.

Except as disclosed in the Disclosure Schedule, ReShape represents and warrants to and for the benefit of Buyer as follows, in each case, as of the date hereof and as of the Closing Date:

2.1Due Organization; No Subsidiaries.  ReShape is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.  Other than as disclosed in Section 2.1 of the Disclosure Schedule, ReShape does not have any subsidiaries, and does not own, beneficially or otherwise, any shares or other securities of, or any direct or indirect interest of any nature in, any other Entity.

2.2Title To Purchased Assets.  ReShape owns the entire rights in and to, and has good and valid title to, all of the Purchased Assets, free and clear of any claims or Encumbrances. Further, there have been no products liability Claims that have arisen out of, relates to or have resulted from any ReShape Product sold to the Buyer prior to the Closing.

2.3Intellectual Property.

(a)The ReShape Intellectual Property includes all of the patents, patent applications, internet domain names, trade names, registered and unregistered trademarks and service marks that are owned by or licensed to ReShape and that are material to, or necessary for, the ReShape Business.

(b)ReShape is the sole owner of all rights, title and interests in and to the ReShape Intellectual Property. All filing, issue, registration, renewal, maintenance, extension or other official registry fees for the ReShape Patents due as of the date hereof have been paid.

(c)The ReShape Patents are valid and enforceable and are not subject to any outstanding injunction, judgment, order, decree, or ruling.

(d)Except as set forth in Section 2.3(d) of the Disclosure Schedule, to ReShape’s Knowledge, (i) there is no, nor has there been any, material infringement by any Person of any of the rights of the ReShape Patents within the past four years.

(e)There are no Proceedings or actions pending before any Governmental Authority challenging the scope, ownership, validity or enforceability of the ReShape Intellectual Property nor have such Proceedings been threatened.

(f)The ReShape has not contributed any part or whole of the ReShape Intellectual Property to any third-party open-source projects, in such a way that creates obligations or restrictions for the Parties with respect to part or whole of the Intellectual Property;

(g)ReShape does not have any obligations to any third party that shall, in any way limit or restrict its ability to perform its obligations under this Agreement in the manner provided herein.

(h)No additional licenses, consent or waivers are required from and no additional licensee fee or other payment or charge is required to be paid to any third party by ReShape, in connection with or at any stage of implementation or use of the Intellectual Property.

(i)ReShape has obtained assignments of all rights including waivers of all rights that are not assignable, including moral right from all authors of any ReShape Intellectual Property, in its favour and in favour of its permitted assigns. Accordingly, ReShape hereby acknowledges that the transfer to and use of the Intellectual Property by Buyer will not amount to violation of any moral rights of the authors of any Intellectual Property.

(j)The Intellectual Property is not in infringement or misappropriation or claimed infringement of Intellectual Property of any third party in India or elsewhere in the world and no claim, whether or not embodied in an action past or present, of any infringement, of any conflict with, or of any violation of Intellectual Property right or similar right, has been made or is pending or threatened against ReShape in relation to the Intellectual Property. ReShape agree to promptly inform the Company of any such claim arising or threatened in the future with respect to the Intellectual Property or any part thereof;

(k)The media on which the Intellectual Property or any part thereof would be delivered to Buyer shall be free from viruses and malicious code.

2.4Contracts.

(a)The ReShape Business Contracts include all material Contracts to which ReShape or any ReShape Affiliate is a party, or under which ReShape or any ReShape Affiliate has or may acquire any right or interest, primarily relating to the ReShape Products and/or the ReShape Business. ReShape has delivered to Buyer accurate and complete copies of all ReShape Business Contracts, including all amendments thereto.  Each ReShape Business Contract is valid and in full force and effect.

(b)(i) No Person has violated or breached, or declared or committed any default under, any ReShape Business Contract; (ii) no event has occurred, and no circumstance or condition exists, that might (with or without notice or lapse of time) (A) result in a violation or breach of any of the provisions of any ReShape Business Contract, (B) give any Person the right to declare a default or exercise any remedy under any ReShape Business Contract, (C) give any Person the right to accelerate the maturity or performance of any ReShape Business Contract, or (D) give any Person the right to cancel, terminate or modify any ReShape Business Contract;  and (iii) neither ReShape, nor any ReShape Affiliate has received any notice or other communication (in writing or otherwise) regarding any actual, alleged, possible or potential violation or breach of, or default under, any ReShape Business Contract.

(c)The performance of the ReShape Business Contracts will not result in any violation of or failure to comply with any applicable Law.

(d)To the Knowledge of ReShape, there is no basis upon which any party to any ReShape Business Contract may object to (i) the assignment to ReShape of any right under such ReShape Business Contract, or (ii) the delegation to or performance by ReShape of any obligation under such ReShape Business Contract.

2.5Compliance with Law.  (a) ReShape and each ReShape Affiliate is in compliance in all material respects with each Law that is applicable to it or to the conduct of the ReShape Business or the ownership or use of any of the Purchased Assets; (b) ReShape and each ReShape Affiliate has at all times been in compliance in all material respects with each Law that is or was applicable to the conduct of the ReShape Business or the ownership or use of any of the Purchased Assets; (c) no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) constitute or result directly or indirectly in a violation by ReShape and each ReShape Affiliate of, or a failure on the part of ReShape and each ReShape Affiliate to comply with, any Law with respect to the ReShape Business or the Purchased Assets; and (d) neither ReShape nor any ReShape Affiliate has received, at any time, any notice or other communication (in writing or otherwise) from any Governmental Body or any other Person regarding (i) any actual, alleged, possible or potential violation of, or failure to comply with, any Law that is or was applicable to the conduct of the ReShape Business or the ownership or use of any of the Purchased Assets, or (ii) any actual, alleged, possible or potential obligation on the part of the such Person to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature, in each case with respect to the ReShape Business or the Purchased Assets.

2.6Governmental Authorizations; Regulatory Compliance.

(a)Section 2.6 of the Disclosure Schedule identifies each Governmental Authorization that is held by ReShape and/or any ReShape Affiliate that relates to or is used in the ReShape Business.  ReShape has delivered to ReShape accurate and complete copies of all of the Governmental Authorizations identified in Section 2.6 of the Disclosure Schedule, including all renewals thereof and all amendments thereto.  Each Governmental Authorization identified or required to be identified in Section 2.6 of the Disclosure Schedule is valid and in full force and effect.  Except as set forth in Section 2.6 of the Disclosure Schedule: (A) ReShape is and has at all times been in compliance in all material respects with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Section 2.6 of the Disclosure Schedule; (B) no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) (x) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization identified or required to be identified in Section 2.6 of the Disclosure Schedule, or (y) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization identified or required to be identified in Section 2.6 of the Disclosure Schedule; (C) neither ReShape nor any ReShape Affiliate has ever received any notice or other communication (in writing or otherwise) from any Governmental Body or any other Person regarding (x) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization identified or required to be identified in Section 2.6 of the Disclosure Schedule, or (y) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization identified or required to be identified in Section 2.6 of the Disclosure Schedule; and (D) all applications required to have been filed for the renewal of the Governmental Authorizations identified or required to be identified in Section 2.6 of the Disclosure Schedule have been duly filed on a timely basis with the appropriate Governmental Bodies, and each other notice or filing required to have been given or made with respect to such Governmental Authorizations has been duly given or made on a timely basis with the appropriate Governmental Body.

(b)Each ReShape Product is being or has been developed, manufactured, labeled, stored, researched, distributed and/or tested in compliance in all material respects with all applicable requirements under the FFDCA, applicable implementing regulations and similar foreign, state and local Laws and regulations, including those relating to investigational use, quality systems, good manufacturing practices, good clinical practices, good laboratory practices, labeling, record keeping and filing of required reports.  Neither ReShape nor any ReShape Affiliate has received any notice or other communication from the FDA or any other Governmental Body alleging any violation of any Laws or judgments applicable to any ReShape Product and/or Purchased Asset. Complete and accurate copies of all data of ReShape, and all correspondence with the FDA and foreign health authorities, with respect to each ReShape Product have been made available for Buyer’s review.

(c)ReShape has filed, or a ReShape Affiliate or Third Party on behalf of ReShape has filed, with the FDA or other appropriate Governmental Body all Medical Device Reports under 21 CFR Part 803 related to the use of any ReShape Product in human clinical trials, and ReShape has made copies of such notices available for Buyer’s review.

(d)Neither ReShape nor, to the Knowledge of ReShape, any of ReShape’s Representatives acting for ReShape, has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its Fraud Policy and any amendments thereto.  Additionally, neither ReShape, nor to the Knowledge of ReShape, any Representative of ReShape has been convicted of any crime or engaged in any conduct that would reasonably be expected to result, or has resulted, in (i) debarment under 21 U.S.C. Section 335a or any similar state Law, or (ii) exclusion under 42 U.S.C. Section 1320a-7 or any similar state Law. To the Knowledge of ReShape, ReShape is not the target of any pending or threatened investigation by the FDA pursuant to the Fraud Policy or by any Governmental Body pursuant to a comparable policy.

(e)There are no investigations, suits, arbitrations, charges, complaints, claims, actions or proceedings against or affecting ReShape relating to or arising under the FFDCA, the Public Health Service Act, the FDA regulations adopted thereunder, the Controlled Substance Act or any other legislation or regulation promulgated by any other Governmental Body.

2.7Certain Payments, Etc.  ReShape has not, and no officer, employee, agent or other Person associated with or acting for or on behalf of ReShape or any ReShape Affiliate has, at any time, directly or indirectly, in each case in connection with the conduct of the ReShape Business or the use of the Purchased Assets: (a) used any corporate funds (i) to make any unlawful political contribution or gift or for any other unlawful purpose relating to any political activity, or (ii) to make any unlawful payment to any governmental official or employee; (b) made any false or fictitious entry, or failed to make any entry that should have been made, in any of the books of account or other records of ReShape; (c) made any payoff, influence payment, bribe, rebate, kickback or unlawful payment to any Person; (d) made any payment (whether or not lawful) to any Person, or provided (whether lawfully or unlawfully) any favor or anything of value (whether in the form of property or services, or in any other form) to any Person, for the purpose of obtaining or paying for (i) favorable treatment in securing business, or (ii) any other special concession; or (e) agreed, committed or offered (in writing or otherwise) to take any of the actions described in clauses “(a)” through “(d)” above.

2.8Proceedings; Orders.  There is no pending Proceeding, and to ReShape’s Knowledge no Person has threatened to commence any Proceeding: (i) that relates to the ReShape Business or any of the Purchased Assets (whether or not ReShape is named as a party thereto); or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions. There is no Order to which the ReShape Business, or any of the Purchased Assets, is subject, and neither ReShape nor any Related Party is subject to any Order that relates to the ReShape Business or to any of the Purchased Assets.   There is no proposed Order that, if issued or otherwise put into effect, (i) may have an adverse effect on the ReShape Business or the Purchased Assets or on the ability of ReShape to comply with or perform any covenant or obligation under any of the Transactional Agreements, or (ii) may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

2.9Authority; Binding Nature Of Agreements.  Subject to obtaining the ReShape Stockholder Approval, ReShape has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under each of the Transactional Agreements to which it is or may become a party; and the execution, delivery and performance by ReShape of the Transactional Agreements to which it is or may become a party have been duly authorized by all necessary action on the part of ReShape’s board of directors and officers.  This Agreement constitutes the legal, valid and binding obligation of ReShape, enforceable against ReShape in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance, and other similar Laws and principles of equity affecting creditors’ rights and remedies generally (the “General Enforceability Exceptions”).  Upon the execution of each of the other Transactional Agreements at the Closing, each of such other Transactional Agreements to which ReShape is a party will constitute the legal, valid and binding obligation of ReShape and will be enforceable against ReShape in accordance with its terms, subject to the General Enforceability Exceptions.

2.10Non-Contravention; Consents.  Except as set forth in Section 2.10 of the Disclosure Schedule, neither the execution and delivery of any of the Transactional Agreements, nor the consummation or performance of any of the Transactions, will directly or indirectly (with or without notice or lapse of time):

(a)contravene, conflict with or result in a violation of (i) any of the provisions of the ReShape’s certificate of incorporation or bylaws, or (ii) any resolution adopted by the ReShape’s board of directors, including any committee thereof;

(b)contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any applicable Law or any Order to which ReShape, or any of the Purchased Assets, is subject;

(c)contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is to be included in the Purchased Assets or is held by ReShape or any employee of ReShape;

(d)contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any ReShape Business Contract;

(e)give any Person the right to (i) declare a default or exercise any remedy under any ReShape Business Contract, (ii) accelerate the maturity or performance of any ReShape Business Contract, or (iii) cancel, terminate or modify any ReShape Business Contract; or

(f)result in the imposition or creation of any Encumbrance upon or with respect to any of the Purchased Assets.

Except as set forth in Section 2.10 of the Disclosure Schedule, ReShape was not, is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution and delivery of any of the Transactional Agreements or the consummation or performance of any of the Transactions.

2.11Brokers. Except as set forth in Section 2.11 of the Disclosure Schedule, ReShape has not agreed and will not become obligated to pay, and has not taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder’s fee or similar commission or fee in connection with any of the Transactions.

2.12Tax Matters.

(a)ReShape has filed or caused to be filed all Tax Returns related to the Purchased Assets or the ReShape Business that are required to be filed and such Tax Returns are complete and correct in all material respects and were prepared in substantial compliance with applicable Law.

(b)ReShape has (i) paid all Taxes (whether or not shown or required to be shown on any Tax Return) required to be paid with respect to the Purchased Assets or the ReShape Business, and (ii) recorded an adequate provision in its financial statements with respect to all Taxes with respect to the Purchased Assets or the ReShape Business that have accrued through the date of such financial statements that were not yet due and payable as of the date thereof.  There are no liens for Taxes upon any of the Purchased Assets except liens for current Taxes not yet due and payable (and for which there are adequate accruals, in accordance with GAAP).

(c)ReShape has complied in all material respects with all applicable Laws relating to the payment, reporting, withholding and collection of all Taxes related to the Purchased Assets or the ReShape Business and has within the time and manner prescribed by applicable Law in all respects (i) withheld all material Taxes related to the Purchased Assets or the ReShape Business required to be withheld, (ii) collected all sales, use, value added, goods and services, and similar Taxes related to the Purchased Assets or the ReShape Business required to be collected, and (iii) remitted all Taxes related to the Purchased Assets or the ReShape Business withheld and collected to the appropriate Governmental Body in accordance with applicable Laws.

(d)ReShape has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, in each case (i) with respect to the Purchased Assets or the ReShape Business and (ii) which has not expired.

(e)No claim for assessment or collection of Taxes related to the Purchased Assets or the ReShape Business has been or is presently being asserted or is otherwise outstanding against ReShape; and there is no Proceeding by any Governmental Body pending or threatened against ReShape in respect of any Tax that is related to the Purchased Assets or the ReShape Business.

(f)None of the Purchased Assets is “tax exempt use property” within the meaning of Section 168(h) of the Code.

(g)ReShape is not a “foreign person” within the meaning of Treasury Regulations Section 1.1445-2.

(h)ReShape has not been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” for purposes of Section 6011 of the Code and applicable Treasury Regulations thereunder (or any similar provision of state, local or foreign Law).

2.13Insurance. Section 2.13 of the Disclosure Schedule contains an accurate and complete list of all current insurance policies held by ReShape, specifying the insurer, the policy number, and the term of the coverage, all of which are in full force and effect and all premiums with respect thereto have been paid.

2.14No Other Representations and Warranties. Except for the representations and warranties contained in this Article 2 (including the related portions of the Disclosure Schedules), neither ReShape nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of ReShape, including any representation or warranty as to the accuracy or completeness of any information regarding the ReShape Business and the Purchased Assets furnished or made available to Buyer and its Representatives (including in management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the ReShape Business or Purchased Assets, or any representation or warranty arising from statute or otherwise in Law.

3.	REPRESENTATIONS AND WARRANTIES OF BUYER.

Buyer represents and warrants to and for the benefit of ReShape as follows, in each case, as of the date hereof and as of the Closing Date:

3.1Due Organization.  Buyer is a private limited company duly organized, validly existing and in good standing under the laws of United Kingdom.

3.2Authority; Binding Nature Of Agreements.  Buyer has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under each of the Transactional Agreements to which it is or may become a party; and the execution, delivery and performance by Buyer of the Transactional Agreements to which it is or may become a party have been duly authorized by all necessary action on the part of Buyer and its stockholders, board of directors and officers.  This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the General Enforceability Exceptions.  Upon the execution of each of the other Transactional Agreements at the Closing, each of such other Transactional Agreements to which Buyer is a party will constitute the legal, valid and binding obligation of Buyer and will be enforceable against Buyer in accordance with its terms, subject to the General Enforceability Exceptions.

3.3Non-Contravention; Consents.  Neither the execution and delivery of any of the Transactional Agreements, nor the consummation or performance of any of the Transactions, will directly or indirectly (with or without notice or lapse of time):

(a)contravene, conflict with or result in a violation of (i) any of the provisions of the Buyer’s certificate of incorporation or bylaws, or (ii) any resolution adopted by the Buyer’s board of directors, including any committee thereof;

(b)contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any applicable Law or any Order to which Buyer is subject;

(c)contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Buyer or any employee of Buyer;

(d)contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Contract to which Buyer is a party.

Buyer was not, is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution and delivery of any of the Transactional Agreements or the consummation or performance of any of the Transactions.

3.4Sufficiency of Funds; Solvency.  Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the purchase price for the Purchased Assets and consummate the transactions contemplated by this Agreement. As of the Closing Date, after giving effect to all of the transactions contemplated by this Agreement, and assuming for these purposes the satisfaction of the conditions set forth in Section 6, Buyer shall be Solvent.

3.5No Vote Required.  No vote or other action of the stockholders of Buyer is required by applicable Law, the certificate of incorporation or bylaws (or similar charter or organizational documents) of Buyer or otherwise in order for Buyer to consummate the Transactions.

3.6Brokers.  Buyer has not agreed and will not become obligated to pay, and has not taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder’s fee or similar commission or fee in connection with any of the Transactions.

3.7Reliance. Buyer has conducted its own independent investigation, review and analysis of the business, results of operations, prospects with respect to tax and financial status of ReShape, and acknowledges that it has been provided adequate access to the personnel, properties, premises, books and records, and other documents and data relating to the tax and financial condition of ReShape for such purpose. However, with respect to the corporate due diligence of ReShape (including details of ReShape Intellectual Property and ReShape Equipment), the Buyer has relied solely on the information provided by Reshape to the Buyer as on Closing Date. Buyer acknowledges and agrees that in making its decision to enter into this Agreement and the other Transactional Agreements and to consummate the transactions contemplated hereby and thereby, Buyer has relied solely upon its own investigation and the express representations and warranties of ReShape set forth in Article 2 of this Agreement, including with respect to the corporate organization and authority of ReShape (including, and subject to, the related portions of the Disclosure Schedules) and disclaims reliance on any other representations and warranties of any kind or nature express or implied (including, but not limited to, any relating to the future or historical financial condition, results of operations, assets or liabilities or prospects of the Purchased Assets).

4.	PRE-CLOSING COVENANTS.

4.1Access And Investigation.  ReShape shall ensure that, at all times during the Pre-Closing Period, ReShape, each of its Affiliates and each of its Representatives shall provide Buyer and its Representatives with: (a) reasonable access to the personnel and assets, and to all existing books, records, work papers and other documents and information in ReShape’s possession, in each case, relating to the Purchased Assets; (b) such copies of existing books, records, work papers and other documents and information in ReShape’s possession relating to the Purchased Assets as Buyer may reasonably request in good faith; and (c) such additional financial, operating and other data and information in ReShape’s possession relating to the Purchased Assets as Buyer  may reasonably request in good faith.

4.2Operation Of Business.  Except for the transactions contemplated by the Merger Agreement, during the Pre-Closing Period, ReShape shall, and it shall cause its Affiliates to operate and conduct the ReShape Business in the Ordinary Course of Business and in substantially the same manner as such operations have been conducted prior to the date of this Agreement.

4.3Filings and Consents.  During the Pre-Closing Period, each Party shall use commercially reasonable efforts to ensure that: (a) all filings, notices and Consents required to be made, given and obtained in order to consummate the Transactions are made, given and obtained on a timely basis; and (b) such Party cooperates with the other Party, and prepares and makes available such documents and take such other actions as the other Party may reasonably request in good faith, in connection with any filing, notice or Consent that the other Party is required to make, give or obtain in order to consummate the Transactions; provided, that in no event shall any Party be required to spend any money or make any material concessions to obtain any such Consent.

4.4Non Solicitation.

(a)ReShape agrees that, except as expressly contemplated hereby and except in connection with the transactions contemplated by the Merger Agreement, it shall, and shall instruct its Representatives, not to directly or indirectly (i) initiate, seek, or solicit, or knowingly encourage or facilitate (including by way of furnishing non-public information) or take any other action that is reasonably expected to promote, directly or indirectly, any inquiries or the making or submission of any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) participate or engage in discussions or negotiations with, or disclose any non-public information or data relating to ReShape or afford access to the properties, books or records of ReShape to any party that has made an Acquisition Proposal with respect to ReShape, or (iii) enter into any agreement, including any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, or other similar agreement with respect to an Acquisition Proposal with respect to ReShape (other than a confidentiality agreement containing terms no less favorable to Buyer with respect to confidentiality than the terms of the Confidentiality Agreement (including any standstill agreement or similar provisions) (an “Acceptable Confidentiality Agreement”)). ReShape shall, and shall instruct its Representatives to, immediately upon the execution of this Agreement cause to be terminated any solicitation, encouragement, discussion or negotiation with or involving any Person (other than Buyer and its Affiliates) conducted heretofore by ReShape or any Subsidiary thereof or any of its or their respective Representatives, with respect to an Acquisition Proposal or which could reasonably be expected to lead to an Acquisition Proposal and in connection therewith, ReShape will immediately discontinue access by any Person (other than Buyer and its Affiliates) to any data room (virtual or otherwise) established by ReShape or its Representatives for such purpose. Nothing contained in this Section 4.4 shall prohibit ReShape or the ReShape board of directors (the “ReShape Board”) from taking and disclosing to the ReShape Stockholders a position with respect to an Acquisition Proposal with respect to ReShape pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any similar disclosure, if the ReShape Board has reasonably determined in good faith, after consultation with ReShape’s outside legal counsel, that the failure to do so would be reasonably likely to be a breach of its fiduciary duties; provided that this sentence shall not permit the ReShape Board to make a ReShape Adverse Recommendation Change, except to the extent permitted by Section 4.4(b) or Section 4.4(c).

(b)Neither the ReShape Board nor any committee thereof shall directly or indirectly (i) withhold, withdraw (or amend, qualify or modify in a manner adverse to Buyer), or publicly propose to withdraw (or amend, qualify or modify in a manner adverse to Buyer), the approval, recommendation or declaration of advisability by the ReShape Board or any such committee of the transactions contemplated by this Agreement, (ii) propose publicly to recommend, adopt or approve, any Acquisition Proposal with respect to ReShape or (iii) fail to reaffirm or re-publish the ReShape Recommendation within five

(5) Business Days of being requested by Buyer to do so (any action described in this sentence being referred to as an “ReShape Adverse Recommendation Change”). For the avoidance of doubt, a change of ReShape Recommendation to “neutral” is a ReShape Adverse Recommendation Change. Notwithstanding the foregoing, at any time prior to obtaining the ReShape Stockholder Approval, and subject to ReShape’s compliance at all times with the provisions of this Section 4.4 and Section 4.5, in response to a Superior Proposal with respect to ReShape that has not been withdrawn and did not result from a breach of Section 4.4(a), the ReShape Board may make a ReShape Adverse Recommendation Change; provided, however, that unless the ReShape Stockholders’ Meeting is scheduled to occur with the next ten (10) Business Days, ReShape shall not be entitled to exercise its right to make a ReShape Adverse Recommendation Change in response to a Superior Proposal with respect to ReShape (x) until five (5) Business Days after ReShape provides written notice to Buyer advising Buyer that the ReShape Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, identifying the Person or group making such Superior Proposal and including copies of all documents pertaining to such Superior Proposal, (y) if during such five (5) Business Day period, Buyer proposes any alternative transaction (including any modifications to the terms of this Agreement), unless the ReShape Board determines in good faith, after good faith negotiations between ReShape and Buyer (if such negotiations are requested by Buyer) during such five (5) Business Day period (after and taking into account all financial, legal, and regulatory terms and conditions of such alternative transaction proposal and expected timing of consummation and the relative risks of non-consummation of the alternative transaction proposal and the Superior Proposal) that such alternative transaction proposal is not at least as favorable to ReShape and its stockholders as the Superior Proposal and (z) unless the ReShape Board determines that the failure to make a ReShape Adverse Recommendation Change would be a breach of its fiduciary obligations.

(c)Notwithstanding the first sentence of Section 4.4(b), at any time prior to obtaining the ReShape Stockholder Approval, in connection with any Intervening Event, the ReShape Board may make a ReShape Adverse Recommendation Change after the ReShape Board (i) determines in good faith that the failure to make such ReShape Adverse Recommendation Change would be a breach of its fiduciary duties to the stockholders of ReShape, (ii) determines in good faith that the reasons for making such ReShape Adverse Recommendation Change are independent of and unrelated to any pending Acquisition Proposal with respect to Buyer, and (iii) provides written notice to Buyer (a “ReShape Notice of Change”) advising Buyer that the ReShape Board is contemplating making a ReShape Adverse Recommendation Change and specifying the material facts and information constituting the basis for such contemplated determination; provided, however, that, unless the ReShape Stockholders’ Meeting is scheduled to occur within the next five (5) Business Days, (x) the ReShape Board may not make such a ReShape Adverse Recommendation Change until the fifth Business Day after receipt by Buyer of the ReShape Notice of Change and (y) during such five (5) Business Day period, at the request of Buyer, ReShape shall negotiate in good faith with respect to any changes or modifications to this Agreement which would allow the ReShape Board not to make such ReShape Adverse Recommendation Change, consistent with its fiduciary duties.

(d)Nothing in this Section 4.4 will restrict or prohibit ReShape’s ability to consummate the transactions contemplated by the Merger Agreement, as may be amended from time to time.

4.5Non-Competition.  For a period of five (5) years after the Closing (or, solely with respect to ReShape’s Diabetes Bloc-Stim Neuromodulation (DBSN™) device, for a period of seven (7) years after the Closing), ReShape agrees and undertakes that ReShape and/or the entity after closing of the Merger shall not, directly or indirectly, market, produce or otherwise design any products, equipment or intellectual property that is intended to be used as a weight-loss solution and is similar to the Purchased Assets in any form and manner. ReShape further confirms and undertakes that it and/ or the entity after closing of the Merger shall not utilize any information of the ReShape Books and Records to market, produce or design any products, equipment or intellectual property that is intended to be used as a weight-loss solution and is similar to the Purchased Assets in any form and manner.

4.6ReShape Stockholder Approval.  ReShape shall take all action necessary in accordance with applicable Law and ReShape’s organizational documents to duly give notice of, convene and hold a meeting of ReShape’s stockholders to obtain the ReShape Stockholder Approval (the “ReShape Stockholders’ Meeting”). Subject to Section 4.4, ReShape will, through the ReShape board of directors, recommend that the ReShape Stockholders approve the proposal to approve the sale of substantially all of ReShape’s assets in connection with the transactions contemplated by this Agreement, and will use commercially reasonable efforts to solicit from the ReShape Stockholders proxies in favor of such proposal.

4.7Commercially Reasonable Efforts.  During the Pre-Closing Period, each Party shall use its commercially reasonable efforts to cause the conditions set forth in Section 5 (in the case of Buyer) and Section 6 (in the case of ReShape) to be satisfied on a timely basis.

4.8Publicity/Disclosure.  The initial press release relating to this Agreement shall be a joint press release and thereafter ReShape and Buyer shall consult with each other before issuing, and provide each other the reasonable opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated hereby; provided, however, that no such consultation shall be required if, prior to the date of such release or public statement, a ReShape Adverse Recommendation Change shall have occurred in compliance in all respects with the terms of Section 4.4. No provision of this Agreement shall prohibit ReShape from issuing any press release or public statement in the event of a ReShape Adverse Recommendation Change in compliance in all respects with the terms of Section 4.4.

4.9Tax Matters.

(a)Periodic Taxes.  All real property taxes, personal property taxes and similar ad valorem obligations and other Taxes imposed on a periodic basis (and not based on revenue, income or sales) levied with respect to the Purchased Assets (other than Taxes allocated pursuant to Section 1.8) (“Periodic Taxes”) for a taxable period that includes (but does not end on) the Closing Date (“Straddle Period”) will be apportioned between Buyer and ReShape as of the Closing Date, respectively, based on the number of days of the Straddle Period included in the Pre-Closing Tax Period and the number of days of the Straddle Period included in the Post-Closing Tax Period.  Following the Closing, ReShape will be liable for the proportionate amount of such Periodic Taxes that is attributable to the Pre-Closing Tax Period, and Buyer will be liable for the proportionate amount of such Periodic Taxes that is attributable to the Post-Closing Tax Period.  The party required by applicable Law to pay any such Periodic Tax (the “Paying Party”) shall file the Tax Return related to such Periodic Tax within the time period prescribed by applicable Law and shall timely pay such Periodic Tax.  To the extent any such payment exceeds the obligation of the Paying Party hereunder, the Paying Party shall provide the other party (the “Non-Paying Party”) with notice of payment and reasonable details of the calculation thereof, and within ten (10) days of receipt of such notice of payment, the Non-Paying Party shall reimburse the Paying Party for the Non-Paying Party’s share of such Straddle Period Taxes.

(b)Cooperation in Tax Matters.  The parties hereto agree to furnish or cause to be furnished to one another, upon request, as promptly as practicable, such information and assistance relating to the Purchased Assets as is reasonably necessary for the filing of all Tax Returns, the preparation for any audit by any Governmental Body, and the prosecution or defense of any claim or proceeding relating to any Tax Return.  In the event that any Governmental Body informs Buyer or ReShape of any notice of a proposed audit, claim, assessment or other dispute concerning an amount of Taxes related to the Purchased Assets with respect to which the other party may incur Liability hereunder, the party so informed will promptly notify the other party of such matter; provided that, failure to promptly notify will not reduce the other party’s indemnity obligation hereunder, except to the extent such party’s ability to defend against such matter is actually and materially prejudiced thereby.

(c)Withholding. Buyer acknowledges and agrees that no withholding of any portion of the purchase price for the Purchased Assets is required.

4.10Incorporation of a new entity in State of Delaware. Prior to the Closing, the Buyer shall incorporate a new wholly-owned subsidiary in the State of Delaware (“NewCo”), which shall purchase the Purchased Assets and assume the Assumed Liabilities as set forth in this Agreement. Buyer hereby absolutely, unconditionally and irrevocably guarantees to ReShape the full and timely performance of NewCo of each of NewCo’s obligations under this Agreement and each Transactional Agreement to which NewCo is a party. Biorad further agrees to pay to ReShape all damages, costs and expenses it may incur as a result of the non-performance of Biorad of its obligations under this Section 4.10.

5.	CONDITIONS PRECEDENT TO RESHAPE’S OBLIGATION TO CLOSE.

ReShape’s obligation to sell the Purchased Assets and to take the other actions required to be taken by it at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by ReShape, in whole or in part, in writing):

5.1Accuracy Of Representations.  All of the representations and warranties made by Buyer in this Agreement (considered collectively), and each of said representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the Closing Date as if made at the Closing Date.

5.2Transfer of Employees of ReShape. Effective as of the Closing Date, ReShape shall terminate all employees of ReShape and, at Buyer's sole discretion, Buyer may offer employment to any or all of such employees. It is clarified that any compliances, either regulatory or contractual, required to be undertaken with respect to termination of all ReShape employees shall be solely and absolutely undertaken by ReShape; provided, however, that no later than the Closing Date Buyer will reimburse ReShape for any costs, fees or expenses of consultants, advisors or attorneys incurred by ReShape in preparation of the transfer of ReShape’s employees to Biorad, including the transfer or establishment of employee benefits programs, so long as ReShape notifies Buyer of the engagement of such consultants, advisors or attorneys and Buyer consents to such engagement, which consent will not be unreasonably withheld.

5.3Performance Of Obligations.

(a)Each of the documents referred to in Section 1.7(b) required to be executed by Buyer shall have been executed and delivered to ReShape.

(b)All of the covenants and obligations that Buyer is required to comply with or to perform at or prior to the Closing (considered collectively), and each of said covenants and obligations (considered individually), shall have been duly complied with and performed in all material respects.

5.4No Proceedings.  There shall not have been commenced or threatened, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Transactions, or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

5.5No Prohibition.  Neither the consummation nor the performance of any the Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of, or cause ReShape or any ReShape Affiliate to suffer any adverse consequence under, any applicable Law or Order.

5.6ReShape Stockholder Approval.  The ReShape Stockholder Approval shall have been obtained.

5.7Closing of Merger.  The Merger Agreement (as may be amended from time to time if agreed in accordance with its terms) shall be in full force and effect such that the transactions contemplated thereby shall be consummated immediately following  the Closing under this Agreement without the further satisfaction of any conditions.

6.	CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE.

Buyer’s obligation to purchase the Purchased Assets and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part, in writing):

6.1Accuracy Of Representations.  All of the representations and warranties made by ReShape in this Agreement (considered collectively), and each of said representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the Closing Date as if made at the Closing Date, except in each case where any failure of any such representation and warranty to be true and correct has not had or would not reasonably be expected to have a Material Adverse Effect on ReShape.

6.2Performance Of Obligations.

(a)Each of the documents referred to in Section 1.7(b) required to be executed by ReShape shall have been executed and delivered to Buyer.

(b)All of the covenants and obligations that ReShape is required to comply with or to perform at or prior to the Closing (considered collectively), and each of said covenants and obligations (considered individually), shall have been duly complied with and performed in all material respects.

6.3No Proceedings.  There shall not have been commenced or threatened, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Transactions, or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

6.4No Prohibition.  Neither the consummation nor the performance of any the Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of, or cause Buyer or any Buyer Affiliate to suffer any adverse consequence under, any applicable Law or Order.

7.	TERMINATION.

7.1Termination Events.  This Agreement may be terminated prior to the Closing:

(a)by ReShape if (i) there is a material breach of any covenant or obligation of Buyer and such breach shall not have been cured within thirty (30) days after the delivery of notice thereof to

Buyer, or (ii) the timely satisfaction of any condition set forth in Section 5 by Buyer has become impossible (other than as a result of any failure on the part of ReShape to comply with or perform its covenants and obligations set forth in this Agreement);

(b)by Buyer if (i) there is a material breach of any covenant or obligation of ReShape and such breach shall not have been cured within thirty (30) days after the delivery of notice thereof to ReShape, or (ii) the timely satisfaction of any condition set forth in Section 6 has become impossible (other than as a result of any failure on the part of Buyer to comply with or perform any covenant or obligation set forth in this Agreement);

(c)by ReShape or Buyer if the Transactions shall not have been consummated by 5:00 p.m., Pacific time, on March 31, 2025; provided, however, that the right to terminate this Agreement pursuant to this Section (c) shall not be available to any Party whose action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement;

(d)by ReShape if the Merger Agreement has been terminated; or

(e)by the mutual written consent of the ReShape and Buyer.

7.2Termination Procedures.  If ReShape wishes to terminate this Agreement pursuant to Sections 7.1 (a), 7.1(c) or 7.1(d), ReShape shall deliver to Buyer a written notice stating that ReShape is terminating this Agreement and setting forth a brief description of the basis on which ReShape is terminating this Agreement.  If Buyer wishes to terminate this Agreement pursuant to Sections 7.1(b) or 7.1(c), Buyer shall deliver to ReShape a written notice stating that Buyer is terminating this Agreement and setting forth a brief description of the basis on which Buyer is terminating this Agreement.

7.3Effect Of Termination.  In the event of the termination of this Agreement in accordance with Section 7.1, and with the exception of this Section 7.3 and Article 9, this Agreement shall become void and have no effect and neither Party shall have any liability to the other Party or to such other Party’s Affiliates or Representatives in respect of this Agreement, except, for the avoidance of doubt, for the obligations of the Parties contained in this Section 7.3 and Article 9 which shall survive any termination of this Agreement; provided, however, that nothing herein shall limit the liability of any Party hereto for intentional or willful misrepresentation of facts which constitutes common law fraud under applicable Laws or for any willful breach whereby the breaching Party both intended to take or fail to take the action giving rise to the breach and had knowledge that such action or inaction would constitute a breach of this Agreement.

8.	ADDITIONAL AGREEMENTS.

8.1No Survival Of Representations And Covenants. None of the representations, warranties, covenants or agreements contained in this Agreement or in any certificate, document or instrument delivered pursuant to this Agreement shall survive the Effective Time, except for covenants and agreements which contemplate performance after the Effective Time or otherwise expressly by their terms survive the Effective Time.

8.2Further Actions.  From and after the Closing Date, ReShape shall cooperate with Buyer and its Affiliates and Representatives, and shall execute and deliver such documents and take such other actions as Buyer may reasonably request, for the purpose of evidencing the Transactions and putting Buyer in possession and control of all of the Purchased Assets.

8.3Post-Closing Publicity/Confidentiality.  Without limiting the generality of anything contained in Section 4.7, each Party shall ensure that, on and at all times after the Closing Date, such Party shall (and shall cause its Representatives to) treat and hold as confidential, and shall not disclose to any third party, any information concerning the Purchased Assets and/or the Assumed Liabilities that are not already generally available to the public, including any notes, analyses, compilations, studies, forecasts, interpretations or other documents that are derived from, contain, reflect or are based upon any such information (the “Confidential Information”).  Notwithstanding the foregoing, Confidential Information shall not include information that is (a) generally available to the public other than as a result of a breach of this Section 8.3 or (b) rightfully received after the Closing Date from a third party not under any obligation of confidentiality with respect to such information.  In the event that a Representative of any Party is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such Representative shall notify the other Party promptly of the request or requirement so that the other Party may seek an appropriate protective order or waive compliance with the provisions of this Section 8.3.  If, in the absence of a protective order or the receipt of a waiver hereunder, a Representative of a Party hereto or any Affiliate of such Party is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, such Representative may disclose the Confidential Information to the tribunal; provided, that, prior to making such disclosure, such disclosing Representative shall provide the other Party and its counsel with a copy of any information which it intends to disclose and (1) give due consideration to any comments provided by the other Party or its counsel and (2) use its reasonable best efforts to obtain, at the request of the other Party hereto, an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as the other Party shall designate.  The Parties agree that in the event of a breach of the provisions of this Section 8.3, the damage to the other Party may be substantial and money damages will not afford the other Party an adequate remedy, and the other Party shall be entitled, in addition to all other rights and remedies as may be provided by applicable Law and notwithstanding anything in this Agreement to the contrary, to seek specific performance and injunctive and other equitable relief to prevent or restrain a breach of any provision of this Section 8.3.

8.4Bulk Sales Requirements.  Each of the Parties waives compliance with any applicable bulk sales laws, including without limitation the Uniform Commercial Code Bulk Transfer provisions.

8.5Non-Transferable Contracts.  If there are any Consents that have not been obtained (or otherwise are not in full force and effect) on the Closing, in the case of each ReShape Business Contract as to which such consents were not obtained (or otherwise are not in full force and effect) (the “ReShape Restricted Material Contracts”), Buyer may elect to have ReShape continue its efforts to obtain any such Consents and neither this Agreement nor the Assumption Agreement nor any other document related to the consummation of the Transactions shall constitute a sale, assignment, assumption, transfer, conveyance or delivery or an attempted sale, assignment, assumption, transfer, conveyance or delivery of the ReShape Restricted Material Contracts, and following the Closing, the Parties shall use commercially reasonable efforts, and cooperate with each other, to obtain the consent relating to each ReShape Restricted Material Contract as quickly as practicable. Pending the obtaining of such Consents relating to any ReShape Restricted Material Contract, the Parties shall cooperate with each other in any reasonable and lawful arrangements designed to provide to Buyer the benefits of use of the ReShape Restricted Material Contract for its term (or any right or benefit arising thereunder, including the enforcement for the benefit of Buyer of any and all rights of ReShape against a Third Party thereunder). Once a Consent for the sale, assignment, assumption, transfer, conveyance and delivery of a ReShape Restricted Material Contract is obtained, ReShape shall promptly assign, transfer, convey and deliver such ReShape Restricted Material Contract to Buyer, and Buyer shall assume the obligations under such ReShape Restricted Material Contract assigned to Buyer from and after the date of assignment to Buyer pursuant to a special-purpose assignment and assumption agreement substantially similar in terms to those of the Assumption Agreement (which special-

purpose agreement the Parties shall prepare, execute and deliver in good faith at the time of such transfer, all at no additional cost to Buyer).

8.6Non-Transferable Assets.  Except as set forth above with respect to ReShape Restricted Material Contracts, from and after the Closing, with respect to each Purchased Asset, as the case may be, which is not assignable or transferable to Buyer at the Closing (each a “Non-Transferable Purchased Asset”), until the earlier to occur of (a) such time as such Non-Transferable Purchased Asset shall be properly and lawfully transferred or assigned to Buyer and (b) such time as the material benefits intended to be transferred or assigned to Buyer have been procured by alternative means, (i) the Non-Transferable Purchased Assets shall be held by ReShape in trust exclusively for the benefit of Buyer, and (ii) ReShape and Buyer shall cooperate in any good faith, reasonable arrangement designed to provide or cause to be provided for Buyer the material benefits intended to be transferred or assigned to Buyer under each of the Non-Transferable Purchased Assets and, in furtherance thereof, to the extent permitted under the terms of each such Non-Transferable Purchased Asset and under applicable Law.  ReShape shall use commercially reasonable efforts to provide or cause to be provided Buyer all of the benefits of ReShape under such Non-Transferable Purchased Assets in effect as of the Closing.

8.7Trademarks; Trade Names; Service Marks.  Within a period of expiry of thirty (30) days after the Closing Date, ReShape shall eliminate the use of all of the trademarks, trade names and service marks included in the Purchased Assets, in any of their forms or spellings, on all advertising, stationery, business cards, checks, purchase orders and acknowledgments, customer agreements and other contracts, business documents and marketing materials.

9.	MISCELLANEOUS PROVISIONS.

9.1Further Assurances.  Each Party shall execute and/or cause to be delivered to each other Party such instruments and other documents, and shall take such other actions, as such other Party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the Transactions.

9.2Fees and Expenses.  Whether or not the Transactions contemplated by this Agreement are consummated each Party shall bear its own costs and expenses in connection with this Agreement and the Transactional Agreements.

9.3Attorneys’ Fees.  If any legal action or other legal proceeding relating to any of the Transactional Agreements or the enforcement of any provision of any of the Transactional Agreements is brought against any Party, each Party shall bear its own expenses in connection with such action or proceeding, including attorneys’ fees, costs and disbursements.

9.4Notices.  Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by e-mail) to the address or e-mail address set forth beneath the name of such Party below (or to such other address or e-mail address as such Party shall have specified in a written notice given to the other Parties):

if to ReShape:

ReShape Lifesciences Inc.

18 Technology Drive, Suite 110

Irvine, California 92617

Attention: Paul F. Hickey, Chief Executive Officer

Email: phickey@reshapelifesci.com

with a copy (which shall not constitute notice) to:

Fox Rothschild LLP
33 South Sixth Street, Suite 3600
Minneapolis, MN 55402
Attention: Brett R. Hanson
Email: bhanson@foxrothschild.com

if to Buyer:

Ninjour Health International Limited

5 Lloyd’s Avenue,Floor 3

London,England, EC3N 3AE

Attention: Jitendra Hedge, Director

Email: jmhedge@bioradmedisys.com

9.5Time Of The Essence.  Time is of the essence of this Agreement.

9.6Headings.  The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

9.7Counterparts.  This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.  Any signature page hereto delivered by facsimile machine or by e-mail (including in portable document format (pdf), as a joint photographic experts group (jpg) file, or otherwise) shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto and may be used in lieu of the original signatures for all purposes. Any Party that delivers such a signature page agrees to later deliver an original counterpart to any Party that requests it.

9.8Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).

9.9Dispute Resolution. The Parties recognize that a dispute (“Dispute”) may arise relating to this Agreement or the Transactional Agreements.  Any Dispute, including Disputes that may involve any Affiliates of a Party, shall be resolved in accordance with this Section 9.9.

(a)Mediation.

(i)Prior to submission of any Dispute to the Court of Chancery of the State of Delaware (or the applicable Federal Court) in accordance with Section 9.9(b), the Parties shall first attempt in good faith to resolve such Dispute by confidential mediation in accordance with the then current Commercial Mediation Procedures of the American Arbitration Association before initiating arbitration.  The mediator shall be an individual mutually agreeable to the Parties. Except as otherwise agreed between the parties, the mediation shall be held in Wilmington, Delaware.

(ii)Either Party may initiate mediation by written notice to the other Party of the existence of a Dispute.  The Parties agree to appoint a mediator within ten (10) days of the notice and the mediation will begin promptly after the selection.  The mediation will continue until the earlier of (i) the mediator declaring in writing, no sooner than after the conclusion of one full day of a substantive mediation conference attended on behalf of each Party by a senior business person with authority to resolve the Dispute, that the Dispute cannot be resolved by mediation, and (ii) thirty (30) days from the initial notice by a Party to initiate meditation unless the Parties agree in writing to extend that period, if such Dispute is unresolved.

(b)Courts. Subject to exhaustion of the mediation procedure set forth in Section 9.9(a) above, in any action or proceeding between any of the Parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, each of the parties hereto: (i) irrevocably and unconditionally consents and submits, for itself and its property, to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware (or, in the case of any claim as to which the federal courts have exclusive subject matter jurisdiction, the Federal Court); (ii) agrees that all claims in respect of such action or proceeding must be commenced, and may be heard and determined, exclusively in the Court of Chancery of the State of Delaware (or, if applicable, the Federal Court); (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in the Court of Chancery of the State of Delaware (and, if applicable, the Federal Court); and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Court of Chancery of the State of Delaware (or, if applicable, the Federal Court).  Each of the parties hereto agrees that a final judgment in any such action or proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.4.  Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(c)Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR ANY OTHER TRANSACTIONAL AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTIONAL AGREEMENT, OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (II) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (III) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATION IN THIS SECTION 9.9(c).

9.10Assignment.  No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided, however, that any Party may assign its rights, but not its obligations, under this Agreement without such consent in connection with the acquisition (whether by merger, consolidation, sale or otherwise) of such Party or of that part of such Party’s business to which this Agreement relates, as long as such Party provides written notice to the other Party of such assignment and the assignee thereof agrees in writing to assume and be bound as the assigning Party hereunder. Any purported assignment in violation of this Section 9.10 shall be void.  Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.11Remedies Cumulative; Specific Performance.  The rights and remedies of the Parties shall be cumulative (and not alternative).  Each agrees that: (a) in the event of any breach or threatened breach by the other Party of any covenant, obligation or other provision set forth in this Agreement, such Party shall be entitled (in addition to any other remedy that may be available to it) to (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (ii) an injunction restraining such breach or threatened breach; and (b) such shall not be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Proceeding.

9.12Waiver.

(a)No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.13Amendments.  This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of each of the Parties hereto.

9.14Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.  In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

9.15Entire Agreement.  The Transactional Agreements set forth the entire understanding of the Parties relating to the subject matter thereof and supersede all prior agreements and understandings among or between any of the Parties relating to the subject matter thereof.

9.16Knowledge. For purposes of this Agreement, a Person shall be deemed to have “Knowledge” of a particular fact or other matter if any named executive officer of such Person has actual knowledge of such fact or other matter.

9.17Construction.

(a)For purposes of this Agreement, whenever the context requires:  the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b)The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

[Remainder of page intentionally left blank]

The Parties have caused this Asset Purchase Agreement to be executed and delivered as of the date first written above.

NINJOUR HEALTH INTERNATIONAL LIMITED

By:	/s Jitendra Hedge
Name:	Jitendra Hedge
Title:	Director

RESHAPE LIFESCIENCES INC.

By:	/s/ Paul F. Hickey
Name:	Paul F. Hickey
Title:	President and Chief Executive Officer

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

Accounts Payable.  “Accounts Payable” shall mean all invoices, bills, accounts payable or other trade payables due and owed to any third party arising prior to the Closing out of or in connection with developing, commercializing, manufacturing (or having manufactured), packaging, importing, marketing, distributing and/or selling the Purchased Assets by ReShape and any of its Affiliates prior to the Closing Date.

Accounts Receivable. “Accounts Receivable” shall mean all accounts receivable, notes receivable and other indebtedness due and owed by any third party to ReShape or any of its Affiliates arising or held in connection with the sale of the Purchased Assets prior to the Closing Date.

Acquisition Proposal.  “Acquisition Proposal” shall mean, other than the Transactions and the transactions contemplated by the Merger Agreement, any transaction involving, directly or indirectly, the sale or other disposition of all or any material portion of the Purchased Assets (other than the sale of inventory in the Ordinary Course of Business).

Affiliate.  “Affiliate” shall mean, with respect to any specified Person, any other Person which, directly or indirectly, controls, is under common control with, or is controlled by, such specified Person, through one or more intermediaries or otherwise.  For purposes of this definition, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

Agreement.  “Agreement” shall mean the Asset Purchase Agreement to which this Exhibit A is attached (including the Disclosure Schedule), as it may be amended from time to time.

Books and Records.  “Books and Records” shall mean all books, ledgers, files, reports, plans, records, manuals and other materials, including books of account, records, files, invoices, correspondence and memoranda, scientific records and files (including laboratory notebooks and invention disclosures), customer and supplier lists, data, specifications, operating history information and inventory records (in any form or medium) of, or maintained for, or relating to, the Purchased Assets but excluding all copies of all human resources files.

Business Day.  Business Day means a day other than Saturday, Sunday or any other day on which commercial banks located in the State of California, U.S. are authorized or obligated by applicable Law to close.

Code.  “Code” shall mean the Internal Revenue Code of 1986, as amended.

Consent.  “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contract.  “Contract” shall mean any written, oral, implied or other agreement, contract, lease, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, work order, insurance policy, benefit plan, commitment, covenant, assurance or undertaking of any nature.

Control.  “Control” or “Controlled” shall mean with respect to any Know-How or any Intellectual Property, possession by a Person of the ability (whether by ownership, license, covenant not to sue or otherwise) to grant access to, to grant use of, or to grant a license or a sublicense or other right of or under such Know-How or Intellectual Property.

Copyrights.  “Copyrights” shall mean copyrights and registrations and applications therefor, works of authorship, content (including website content) and mask work rights.

Disclosure Schedule.  “Disclosure Schedule” shall mean the schedule (dated as of the date of the Agreement) delivered to Buyer on behalf of ReShape, a copy of which is attached to the Agreement and incorporated in the Agreement by reference. From time to time prior to the Closing, ReShape shall have the right (but not the obligation) to supplement or amend the Disclosure Schedules hereto with respect to any matter hereafter arising or of which it becomes aware after the date hereof (each a “Schedule Supplement”). If as a result of matters disclosed in such Schedule Supplement, Buyer has the right to, but does not elect to, terminate this Agreement within five (5) Business Days of its receipt of such Schedule Supplement, then Buyer shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter.

Encumbrance.  “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the transfer of any asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

Entity.  “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

FDA.  “FDA” shall mean the United States Food and Drug Administration, or any successor agency thereto having the administrative authority to regulate the marketing of human medical devices in the United States.

GAAP.  “GAAP” shall mean United States generally accepted accounting principles applied on a consistent basis.

Governmental Authorization.  “Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any applicable Law; or (b) right under any Contract with any Governmental Body.

Governmental Body.  “Governmental Body” shall mean any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); (d) multi-national organization or body; or (e)

individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

Intellectual Property.  “Intellectual Property” shall mean and include all worldwide intellectual property rights including, without limitation, rights in and to the following: (a) Patents; (b) Marks; (c) Copyrights; (d) Know-How; (e) data exclusivity, databases and data collections; and (f) any similar, corresponding or equivalent rights to any of the foregoing.

Intervening Event. “Intervening Event” means, with respect to ReShape, any material event or development or material change in circumstances first occurring, arising or coming to the attention of the board of directors of such party after the date of this Agreement to the extent that such event, development or change in circumstances (i) was neither known by such party nor reasonably foreseeable by such party as of or prior to the date of this Agreement and (ii) does not relate to an Acquisition Proposal.

IRS.  “IRS” shall mean the United States Internal Revenue Service.

Know-How.  “Know-How” shall mean any information related to the research, manufacture, preparation, development or commercialization of a product or technology, including, without limitation, inventions (whether or not patentable), invention disclosures, procedures, processes, methods, algorithms and formulae, know-how, trade secrets, technology, information, knowledge, practices, formulas, instructions, skills, techniques, technical data, designs, drawings, computer programs, apparatus, results of experiments, test data, including pharmacological, toxicological and clinical data, analytical and quality control data, manufacturing data and descriptions, market data, devices, assays, chemical formulations, notes of experiments, specifications, compositions of matter, physical, chemical and biological materials and compounds, whether in intangible, tangible, written, electronic or other form.

Law.  “Law” shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body.

Liability.  “Liability” shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

Marks.  “Marks” shall mean all United States and foreign trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names and corporate names, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof.

Material Adverse Effect. “Material Adverse Effect” means, with respect to ReShape, any change, effect, event, circumstance, occurrence, state of facts or development that has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the business, assets, liabilities, financial condition or results of operations of ReShape and its Subsidiaries, taken as a whole, or (b) the ability of a party to consummate the transactions contemplated hereby, other than, in the case of clause (a), any change, effect, event, circumstance, occurrence, state of facts or development related to or resulting from (i) general business or economic conditions affecting the industry in which such party operates, to the extent such change or effect does not disproportionately affect such party relative to other industry participants; (ii) any natural disaster, epidemic or pandemic (including COVID-19), or national or international political or social conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, to the extent such change or effect does not disproportionately affect such party relative to other industry participants; (iii) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), to the extent such change or effect does not disproportionately affect such party relative to other industry participants; (iv) changes in GAAP; (v) changes in Laws, rules, regulations, orders, or other binding directives issued by any Governmental Body; (vi) the taking of any action explicitly contemplated hereby or the other agreements contemplated hereby; (vii) the announcement of the transactions contemplated by this Agreement; (viii) any adverse change in or effect on the business of the party that is cured by or on behalf of the party before the earlier of the Closing Date and the date on which this Agreement is terminated pursuant to Article 7; or (ix) the failure, in and of itself, to meet internal or published projections, forecasts, budgets, or revenue, sales or earnings predictions for any period (but not the facts or circumstances underlying or contributing to any such failure).

Merger Agreement.  “Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of the date hereof, by and among ReShape, Vyome Therapeutics, Inc. (“Vyome”) and a wholly-owned subsidiary of ReShape (“Merger Sub”), pursuant to which, among other things, Merger Sub will merge with and into Vyome, with Vyome surviving as a wholly-owned subsidiary of ReShape (the “Merger”), a copy of which has been made available to Buyer.

Order.  “Order” shall mean any: (a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel; or (b) Contract with any Governmental Body entered into in connection with any Proceeding.

Ordinary Course of Business.  An action taken by or on behalf of a Party shall not be deemed to have been taken in the “Ordinary Course of Business” unless:

(a)such action is recurring in nature, is consistent with the past practices of such Party and is taken in the ordinary course of the normal day-to-day operations of such Party;

(b)such action is taken in accordance with sound and prudent business practices; and

(c)such action is not required to be authorized by the stockholders of such Party, the board of directors of such Party or any committee of the board of directors of such Party and does not require any other separate or special authorization of any nature.

Patents.  “Patents” shall mean all United States and foreign patents and applications, including any and all divisionals, continuations and continuations-in-part of the patents and patent applications therefor and reissues, reexaminations, restorations (including supplemental protection certificates) and extensions thereof.

Person.  “Person” shall mean any individual, Entity or Governmental Body.

Personal Data.  “Personal Data” shall mean a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, or customer or account number, or any other piece of information that allows the identification of a natural person.

Pre-Closing Period.  “Pre-Closing Period” shall mean the period from the date of this Agreement through the Closing Date.

Proceeding.  “Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or any arbitrator or arbitration panel.

Registered IP.  “Registered IP” shall mean all IP that is registered, filed, or issued under the authority of any Governmental Body, including all Patents, registered Copyrights, registered mask works, and registered trademarks and all applications for any of the foregoing.

Regulatory Approval.  “Regulatory Approval” shall means all licenses, consents, permits, certificates, filings, registrations, notifications, franchises, concessions, authorizations, approvals, ratifications, permission, clearance, confirmation, endorsement, waiver, designation, rating or qualification issued, granted, given or otherwise made available by or under the authority of any Governmental Body or under the applicable Laws of any Governmental Body, including the approval by the FDA or any equivalent agency or Governmental Body outside the United States of America.

Regulatory Materials.  “Regulatory Materials” shall mean all Regulatory Approvals that are in the possession of or Controlled by, or held by or for a Party or any of its Affiliates  as of the Closing Date and which relate to or are used in connection with the Purchased Assets and/or the Assumed Liabilities, including all U.S. and foreign regulatory applications, filings, submissions and approvals (including all PMAs and foreign counterparts thereof, and all Governmental Bodies) for the Purchased Assets, and all correspondence with the FDA and other Governmental Authorities relating to the Purchased Assets, whether generated, filed or held by or for such Party or its Affiliates.

Related Party.  Each of the following shall be deemed to be a “Related Party”: (a) each individual who is, or who has at any time been, an officer of a Party hereto; (b) each member of the family of each of the individuals referred to in clause “(a)” above; and (c) any Entity (other than such Party) in which any one of the individuals referred to in clauses “(a)” and “(b)” above holds or held (or in which more than one of such individuals collectively hold or held), beneficially or otherwise, a controlling interest or a material voting, proprietary or equity interest.

Representatives.  “Representatives” shall mean, with respect to any Entity, the officers, directors, managers, employees, agents, attorneys, accountants, advisors, clinical investigators and representatives of such Entity, as applicable.

ReShape Business.  “ReShape Business” shall mean the business operations and activities related to the development, manufacturing, marketing and selling of the ReShape Products.

ReShape Inventory. “ReShape Inventory” shall mean the finished goods inventory of the ReShape Product for sale in the United States owned or held for use by ReShape or any of its Affiliates on the Closing Date, including the finished goods inventory described on Schedule 1.1(a).

ReShape Intellectual Property.  “ReShape Intellectual Property” shall mean the ReShape Patents, the ReShape Marks, and the ReShape Know-How.

ReShape Know-How.  “ReShape Know-How” shall mean all Know-How primarily related to the ReShape Business.

ReShape Marks.  “ReShape Marks” shall mean the Marks set forth on Schedule 1.1(c)(ii).

ReShape Patents.  “ReShape Patents” shall mean the Patents set forth on Schedule 1.1(c)(i).

ReShape Products. “ReShape Products” shall mean all of the products and services developed (or under development), manufactured, marketed or sold by ReShape, including: (a) all of the existing and prior versions of the Lap-Band® system, including the Lap-Band 2.0 FLEX, (b) all of the existing and prior versions of the Obalon® intragastric balloon system, (c) the ReShape Calibration Tubes™, (d) the Diabetes Bloc-Stim Neuromodulation (DBSN™) device, which is under development and not FDA approved or commercially available, (e) the ReShape Vest™, which is under development and not FDA approved or commercially available, (f) the ReShapeCare virtual health coaching program, (g) the ReShape Marketplace online store, (h) the ReShape Optimize supplements, and (i) any accessories related to any of the foregoing.

ReShape Regulatory Information. “ReShape Regulatory Information” shall mean (a) all correspondence and submissions by and between ReShape or any ReShape Affiliate and FDA primarily related to the Purchased Assets or ReShape Governmental Authorizations, including any reports, filings, or notices submitted to FDA to support, maintain or obtain such ReShape Governmental Authorizations; and (b) any clinical or non-clinical data concerning the Purchased Assets, including records and data concerning clinical studies and all data contained in any correspondence or submission described in clause (a).

Superior Proposal. “Superior Proposal” shall mean, with respect to ReShape, any bona fide written Acquisition Proposal with respect to such party made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, share exchange, consolidation or other business combination, (a) fifty percent (50%) or more of the assets of such party and its Subsidiaries, taken as a whole, or (b) fifty percent (50%) or more of the equity securities of such party, in each case on terms which the board of directors of such party determines in good faith (after consultation with such party’s financial advisors and outside legal counsel, and taking into account all financial, legal and regulatory terms and conditions of the Acquisition Proposal and this Agreement, including any alternative transaction (including any modifications to the terms of this Agreement) proposed by any third party in response to such Superior Proposal, including any conditions to and expected timing of consummation, and any risks of non-consummation, of such Acquisition Proposal) to be more favorable to such party and its stockholders (in their capacity as stockholders) from a financial point of view as compared to the transactions contemplated by this Agreement and to any alternative transaction (including any modifications to the terms of this Agreement) proposed by any other party pursuant to Section 4.4.

Tax.  “Tax” shall mean any federal, state, local, or non-U.S. tax (including any income, franchise, capital gains, estimated, gross receipts, value-added, surtax, excise, ad valorem, transfer, stamp, sales, use, property, business, occupation, inventory, occupancy, license, lease, withholding or payroll tax), and other taxes, levies, duties, fees, imposts, assessments and charges in the nature of a tax , whether disputed or not, together with any interest and any penalties, additions to tax or additional amounts with respect thereto.

Tax Return.  “Tax Return” shall mean any written or electronic return, declaration, notice, report, statement, election, information statement and document filed or required to be filed with respect to Taxes, including any amendments thereof, and any schedules and attachments thereto.

Third Party.  “Third Party” shall mean any Person other than the Parties hereto or any of their respective Affiliates.

Transactional Agreements.  “Transactional Agreements” shall mean: (a) the Agreement; (b) the Bill of Sale; (c) the Assignment Documents; (d) the Closing Certificate, and (e) the FIRPTA Certificate.

Transactions.  “Transactions” shall mean (a) the execution and delivery of the respective Transactional Agreements, and (b) all of the transactions contemplated by the respective Transactional Agreements, including: (i) the purchase and sale of the Purchased Assets in accordance with the Agreement; (ii) the assumption of the assumed liabilities pursuant to the Assumption Agreement; and (iii) the performance by the Parties hereto of their respective obligations under the Transactional Agreements, and the exercise by the Parties hereto of their respective rights under the Transactional Agreements.

Transfer Taxes.  “Transfer Taxes” means any statutory, governmental, federal, state, national, local, municipal, and foreign, documentary, real estate transfer, mortgage recording, sales, use, stamp, duty, registration, value-added, gross receipts, excise, and other similar Taxes, and all conveyance fees, recording charges and other similar fees and charges (including any penalties and interest) incurred or that may be payable in connection with the sale or purchase of the Purchased Assets.